AMERICAN ETHANOL, LLC

EXECUTIVE CHAIRMAN AGREEMENT

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2006 by and between American Ethanol, LLC, a California limited liability company (the “Company”), and Eric A. McAfee (the “Advisor”).

WHEREAS, the Company is a development-stage company in the business of developing, constructing and operating fuel-grade ethanol plants (the “Business”);

WHEREAS, the Advisor has been providing advisory services to the Company in connection with the Company’s Business;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation.

(a) Advisor has provided the following services to the Company: (i) advisory work related to founding and initial development of the Company; and (ii) advisory work related to acquisitions, including Wahoo Ethanol, LLC; Sutton Ethanol, LLC; and Illinois Valley Ethanol, LLC.

(b) As consideration for Advisor’s future services, the Company agrees to pay the amount of $5,000 per payroll period to Advisor for the term of this agreement, due and payable on the fifteenth and the last day of each month for the preceding two-week calendar period.

(c) Advisor shall be reimbursed by the Company within fifteen days after submission of receipts by Advisor for business-related expenses, including travel, phone, office, equipment, and and third party costs and expenses.

2. Indemnification. The company agrees to indemnify and hold harmless the Advisor, to the extent lawful, from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (“Losses”), as they may be incurred (including reasonable legal fees and costs as incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which the Advisor is a named party) to which the Advisor may become subject, including any settlement effected with the Advisor’s consent and which are related to or arise out of any act, omission, disclosure (written or oral), transaction or event arising out of, contemplated by, or related to this agreement.

The Company will not be responsible under the foregoing provisions with respect to any Losses to the Advisor to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted from actions taken or omitted to be taken by such Advisor intentionally or due to his negligence, bad faith or willful misconduct. The Advisor shall not settle, compromise or otherwise dispose of any action for which indemnification is claimed hereunder without the written consent of the Company.

3. Term And Termination. This agreement shall be for three years from the date first set forth above. Either the Advisor or the Company may terminate this agreement at any time for any reason or no reason, with or without cause, by the giving of written notice to the other party. Upon such termination, all rights and duties of the parties toward each other under this agreement shall cease. In the event of early termination by the Company, the Advisor shall receive a payment equal to six months of monthly fees as set forth in Section 1(b) herein.

4. Assignment. Neither this Agreement nor any right hereunder nor may interest herein be assigned or transferred by either party without the express written consent of the other party.

5. Independent Contractor. It is the express intention of the parties that Advisor is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company, but Advisor shall perform the Services hereunder as an independent contractor. Advisor agrees to furnish tools and materials necessary to accomplish this contract. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement, and Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

6. Benefits. Advisor acknowledges and agrees and it is the intent of the parties hereto that Advisor receive no Company-sponsored benefits from the Company either as an Advisor or employee. If Advisor is reclassified by a state or federal agency or court as an employee, Advisor will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Advisor would otherwise be eligible for such benefits.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

8. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.

9. Attorney’s Fees. In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

10. Severability. In the event that any term or provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is illegal, unenforceable or void, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as contemplated to the greatest extent possible.

11. Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other equitable relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction; provided, however, that the arbitrator shall not have the power to alter or amend this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ADVISOR		AMERICAN ETHANOL, LLC

/s/ Eric McAfee		/s/ Tim Morris
Eric McAfee		Tim Morris, CEO

Address:	10600 N. De Anza Blvd., #250	Address:	203 North LaSalle Street, Suite 2100
	Cupertino, CA 95014		Chicago, IL 60601